Exhibit 4.3

AmTrust Financial Services, Inc.
as Issuer
The Bank of New York Mellon Trust Company, N.A.
as Trustee
_____________________________
Eighth Supplemental Indenture
Dated as of November 29, 2018
to the Indenture dated as of
December 21, 2011
2.75% Convertible Senior Notes due 2044

EIGHTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 29, 2018, between AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as trustee under the Indenture, dated as of December 21, 2011, between the Company and the Trustee (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture thereto, dated as of December 15, 2014 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) relating to the issuance of the Company’s 2.75% Convertible Senior Notes due 2044 (the “Securities”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Indenture referred to below.
RECITALS OF THE COMPANY
WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of March 1, 2018 (as amended on June 6, 2018, the “Merger Agreement”), with Evergreen Parent, L.P. (Evergreen Parent”) and Evergreen Merger Sub, Inc. (“Merger Sub”), pursuant to which Evergreen Parent will acquire all of the Company’s outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) that are not currently owned or controlled by Barry Zyskind, the Company’s Chairman, Chief Executive Officer and President, George Karfunkel and Leah Karfunkel and its affiliates and certain related parties;
WHEREAS, pursuant to the transactions contemplated by the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into the Company (the “Merger”), the separate existence of Merger Sub will cease, the Company will continue as the surviving corporation, and each outstanding share of the Company’s Common Stock (other than certain excluded shares) will be converted into the right to receive $14.75 per share of Common Stock in cash, without interest and less any required withholding taxes;
WHEREAS, Section 4.07(a) of the Fourth Supplemental Indenture provides, among other things, that upon the occurrence of a Merger Event, the Company or the successor or purchasing person, as the case may be, shall execute with the Trustee a supplemental indenture providing that, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Securities shall be changed into a right to convert such principal amount of Securities into or based on a number of Units of Reference Property equal to the Conversion Rate;
WHEREAS, each of the Company and the Trustee have duly authorized the execution and delivery of this Supplemental Indenture;
WHEREAS, the Company has furnished the Trustee with an Opinion of Counsel and an Officer’s Certificate in accordance with the Indenture, stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent to the actions contemplated by the Supplemental Indenture have been complied with; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of, and supplement to, the Indenture and the Securities have been done, and the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Securities, as follows:
ARTICLE 1.
DEFINITIONS
The following definition is hereby added to Section 1.01 of the First Supplemental Indenture:
“Merger Consideration Unit” means $14.75, without interest.
ARTICLE 2.
EFFECT OF THE MERGER
In accordance with the provisions of Section 4.07 of the Fourth Supplemental Indenture, for any conversion of Securities from and after the date hereof, the payment and delivery obligations of the Company upon the conversion of such Securities shall consist solely of cash in an amount per $1,000 principal amount of Securities converted equal to a number of Merger Consideration Units multiplied by the Conversion Rate.
ARTICLE 3.
MISCELLANEOUS PROVISIONS
Section 3.01. Effect of this Supplemental Indenture. Upon the execution of this Supplemental Indenture, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of the Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.
Section 3.02. Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by the Company. In addition, and without limiting the foregoing, the Trustee is not charged with knowledge of the Merger Agreement or any terms thereof.
Section 3.03. Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.04. Governing Law; Waiver of Jury Trial. This Supplemental Indenture and the Securities shall be deemed to be contracts made under the law of the State of New York and for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto and each Holder of Securities by acceptance thereof, hereby waives, to the fullest extent permitted by applicable law, any right it may have to trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with the Indenture and this Supplemental Indenture.
Section 3.05. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.
Section 3.06. Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.
Section 3.07. Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 3.08. Effect on Successors and Assigns. All covenants and agreements made by the Company in this Supplemental Indenture shall be binding upon its successors and assigns, whether expressed or not.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.
AMTRUST FINANCIAL SERVICES, INC.
By: /s/ Evan Greenstein
Name: Evan Greenstein
Title: Senior Vice President, Global Treasurer

Attest:
By: /s/ Stephen Ungar
Name: Stephen Ungar
Title: Senior Vice President, General
Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President